Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Quality Preferred Income Fund
333-87040
811-21082

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, at this meeting shareholders were asked to vote on a new
Investment Management Agreement and a new sub-advisory agreement, and to ratify the selection of Ernst and Young LLP as the funds independent registered public accounting firm.

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

To approve a new
investment
management
agreement

 Common and
Preferred shares
voting together as
 a class

   For

                     32,722,345

   Against

                       1,589,151

   Abstain

                       1,363,047

   Broker Non-Votes

                     11,219,988

      Total

                     46,894,531




To approve a new sub-
advisory agreement
between Nuveen Asset
Management and
Spectrum Asset
Management, Inc.



   For

                     32,521,263

   Against

                       1,733,887

   Abstain

                       1,419,393

   Broker Non-Votes

                     11,219,988

      Total

                     46,894,531




Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013077.